SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )

         Filed by the registrant |X| Filed by a party other than the registrant |_| Check the appropriate box: |X| Preliminary proxy statement |_| Definitive proxy statement |_| Definitive additional materials |_| Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                         Richard Barrie Fragrances, Inc.
                (Name of Registrant as Specified in Its Charter)

                Peter M. Ziemba, Esq. for Lynn Barrie, Secretary

                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):
         |_|      $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(j)(2).

         |_|      $500 per each party to the controversy pursuant to Exchange
                   Act Rule 14a-6(i)(3).

         |X| Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         (1)     Title of each class of securities to which transaction applies:
                  Parlux Fragrances, Inc. common stock, par value $.005 per share (the "Parlux Common Stock")

         (2)      Aggregate number of securities to which transactions applies:
                  370,000 shares of Parlux Common Stock

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1

                  The Parlux Common Stock valued at $7.625 per share, the average of the high and low sale prices for such shares on the Nasdaq National Market on February 20, 1996. The Company will also receive $750,000 in cash.

         (4)      Proposed maximum aggregate value of transaction:
                  $3,571,250

         (5)      Total Fee Paid:
                  $714.25

         |_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)      Amount previously paid:


         (2)      Form, schedule or registration statement no.:


         (3)      Filing party:


         (4)      Date filed:

--------
1 Set forth the amount on which the filing fee is calculated and state how it was determined.

PRELIMINARY COPY
                             15 Executive Boulevard
                            Orange, Connecticut 06477
                            Telephone: (203) 795-5300



                                    NOTICE OF
                         SPECIAL MEETING OF STOCKHOLDERS


                                 April 26, 1996



                  NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Richard Barrie Fragrances, Inc. (the "Company") will be held at the offices of the Company at 15 Executive Boulevard, Orange, Connecticut, on Friday, April 26, 1996, at 11:00 a.m., for the following purposes, all as more fully described in the attached Proxy Statement:

1. To approve the sale by the Company of virtually all of its assets (the "Asset Sale") to Parlux Fragrances, Inc. ("Parlux") in exchange for $750,000 in cash and 370,000 shares of Parlux common stock, which shares, simultaneously with the completion of the Asset Sale, will be delivered by the Company to participating holders of the Company's outstanding and past due 10% Convertible Subordinated Promissory Notes (the "Notes") in partial satisfaction of the Company's obligations under the Notes;

2. To amend the Company's Certificate of Incorporation to change the name of the Company immediately after completion of the Asset Sale from Richard Barrie Fragrances, Inc. to FBR Capital Corporation;

3. To elect two directors to take office immediately after completion of the Asset Sale and to serve until the next Annual Meeting of Stockholders of the Company and until their respective successors are elected and qualified; and

4. To transact such other business as may properly come before the meeting and any and all adjournments thereof.

                  The Board of Directors has fixed the close of business on March 13, 1996, as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting or any adjournment thereof.

                  You are earnestly requested to date, sign and return the accompanying form of proxy in the envelope enclosed for that purpose (to which no postage need be affixed if mailed in the United States) whether or not you expect to attend the meeting in person. The proxy is revocable by you at any time prior to its exercise and will not affect your right to vote in person in the event you attend the meeting or any adjournment thereof. The prompt return of the proxy will be of assistance in preparing for the meeting and your cooperation in this respect will be appreciated.

                                           By Order of the Board of Directors



                                           Lynn Barrie, Secretary

Orange, Connecticut
March 18, 1996

                         RICHARD BARRIE FRAGRANCES, INC.



                                 PROXY STATEMENT



                         SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 26, 1996



                  This Proxy Statement is furnished to stockholders of Richard Barrie Fragrances, Inc. (the "Company") in connection with the solicitation of proxies, in the accompanying form, by the Board of Directors for use in voting at the Special Meeting of Stockholders to be held at the offices of the Company, 15 Executive Boulevard, Orange, Connecticut, on Friday, April 26, 1996, at 11:00 a.m., and at any and all adjournments thereof. Any proxy given pursuant to this solicitation may be revoked by the person giving it by giving notice to the Secretary of the Company in person, or by written notification actually received by the Secretary, at any time prior to its being exercised. Unless otherwise specified in the proxy, shares represented by proxies will be voted (i) for the approval of the sale of virtually all of the Company's assets (the "Asset Sale") to Parlux Fragrances, Inc. ("Parlux") and the simultaneous delivery by the Company of the Parlux common stock received in the Asset Sale to the participating holders of the Company's outstanding and past due 10% Convertible Subordinated Promissory Notes (the "Notes") in partial satisfaction of the Company's obligations under the Notes, (ii) for the amendment to change the Company's name, and (iii) for the election of the nominees for director listed herein.

                  The Company's executive offices are located at 15 Executive Boulevard, Orange, Connecticut 06477. On or about March 18, 1996, this Proxy Statement and the accompanying form of proxy, together with a copy of the Annual Report of the Company for the fiscal year ended June 30, 1995 and the Company's Quarterly Reports on Form 10-QSB for the fiscal quarters ended September 30, 1995 and December 31, 1995, are to be mailed to each stockholder of record at the close of business on March 13, 1996.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

                  The following documents, which have been filed with the Securities and Exchange Commission (the "Commission") by the Company (Commission File No. 1-10320) pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated by reference in this Proxy Statement:

1.   Annual Report on Form 10-KSB for the fiscal year ended June 30, 1995.

2. Quarterly Reports on Form 10-QSB for the fiscal quarters ended September 30, 1995 and December 31, 1995.

                  Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

                                VOTING SECURITIES

                  The Board of Directors has fixed the close of business on March 13, 1996, as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting. Only stockholders of record at the close of business on that date will be entitled to vote at the meeting or any and all adjournments thereof. As of March 13, 1996, the Company had issued and outstanding 4,419,548 shares of common stock, the Company's only class of voting securities outstanding. Each stockholder of the Company will be entitled to one vote for each share of common stock registered in his name on the record date. The presence, in person or by proxy, of a majority of all of the outstanding shares of common stock constitutes a quorum at the meeting.

                  The following table sets forth certain information as of March 13, 1996, except as indicated below, with respect to (i) those persons or groups known to the Company to beneficially own more than 5% of the Company's common stock, (ii) each director and nominee for director, (iii) each executive officer whose compensation exceeded $100,000 in fiscal 1995, and (iv) all directors and officers as a group. The information is determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934 based upon information furnished by the persons listed or contained in filings made by them with the Securities Exchange Commission. Except as indicated below, the stockholders listed possess sole voting and investment power with respect to their shares.


                                             Amount and Nature of   Percent of
Beneficial Owner                             Beneficial Ownership      Class


Richard Barrie and Lynn Barrie ...........       505,223(1)             11.4%

Anthony Silverman ........................       294,277(2)(8)           7.0%

Peter T. Pochna ..........................        28,045(3)               *

Arch Nadler ..............................        23,667(4)               *

Stephen T. Meadow ........................        18,834(5)(8)            *

Wayne Stern ..............................       146,085(6)(8)           3.25%

All Directors and Executive
Officers as a
Group (7 persons) ........................       574,769(7)(8)          12.8%

---------------------------------

*        Less than one percent.

(1) Richard and Lynn Barrie are married. The number of shares indicated includes (i) 477,400 shares owned by Richard Barrie, who possesses sole voting and investment power with respect to such shares; (ii) 4,823 shares owned by Lynn Barrie, who possesses sole voting and investment power with respect to such shares; and (iii) 23,000 shares issuable to Lynn Barrie upon the exercise of presently exercisable options, as to which she will possess sole voting and investment power upon exercise of such options. Mr. and Mrs. Barrie's business address is 15 Executive Boulevard, Orange, Connecticut 06477.

(2) Includes (i) 173,334 shares issuable to Mr. Silverman upon the conversion of $390,000 principal amount of Notes and (ii) 69,276 shares issuable upon the exercise of presently exercisable warrants. Does not include shares issuable upon conversion of accrued but unpaid interest on the Notes held by Mr. Silverman. Mr. Silverman's business address is 11811 N. Tatum Boulevard, Phoenix, Arizona 85028. The information in this footnote is as of February 1, 1994 and was derived from Mr. Silverman's Schedule 13D dated that date.

(3) Includes 15,000 shares issuable to Mr. Pochna upon the exercise of presently exercisable options.

(4) Includes 23,000 shares issuable to Mr. Nadler upon the exercise of presently exercisable options.
                                                                2





(5) Includes 1,500 shares owned by the Rosalyn M. Meadow, P.C., Defined Benefit Pension Plan for the benefit of Rosalyn M. Meadow, his wife. Also includes 17,334 shares issuable upon conversion of $39,000 principal amount of Notes. Does not include shares issuable upon conversion of accrued but unpaid interest on the Notes held by Mr. Meadow. Mr. Meadow's business address is 5611 North 16th Street, Phoenix, Arizona 85016.

(6) Includes (i) 20,000 shares owned by Dr. Stern in an individual retirement account (an "IRA"); (ii) 10,000 shares held by his wife, Deborah Stern, as custodian for Jessica Stern under the Uniform Gift to Minors Act ("UGMA"); (iii) 10,000 shares held by Mrs. Stern, as custodian for Jeffrey Stern under UGMA; and (iv) 48,085 shares owned by Mrs. Stern in an IRA. Also includes 69,333 shares issuable upon conversion of $156,000 principal amount of Notes held by Mrs. Stern as custodian for Jeffrey Stern under UGMA. Does not include shares issuable upon conversion of accrued but unpaid interest on the Notes held by Mrs. Stern as custodian. Dr. Stern's business address is Minnesota Lung Center, Ltd., 920 East 28th Street, Suite 700, Minneapolis, Minnesota 55407.

(7) Includes an aggregate of 69,667 shares issuable to the Company's directors and executive officers as follows: (i) 61,000 issuable upon exercise of presently exercisable options; and (ii) 8,667 shares upon conversion of $19,500 principal amount of Notes. Does not include shares issuable upon conversion of accrued but unpaid interest on the Notes.

(8) The number of shares issuable upon conversion of the Notes is calculated at the current stated conversion price of $2.25 per share and does not reflect the actual number of shares issuable in connection with the satisfaction of the Notes in an exchange for the Parlux Stock and Common Shares. See the discussion set forth under the caption "Satisfaction of the Notes."

                                                                3

                           PROPOSAL I: SALE OF ASSETS

         The Company proposes to sell substantially all of its assets to Parlux Fragrances, Inc. in consideration for $750,000 in cash and 370,000 shares of the common stock, par value $.01 per share, of Parlux (the "Parlux Stock"), pursuant to the terms of an Asset Purchase Agreement, dated January 31, 1996, between the Company and Parlux and simultaneously with the completion of the Asset Sale to deliver the Parlux Stock to participating holders (the "Noteholders") of the Company's outstanding and past due Notes in partial satisfaction of the Company's obligations under the Notes.

Reasons for the Transaction

         The Company is in default under the terms of the Notes and the entire principal amount of $5,157,750, together with accrued interest thereon ($560,905 at December 31, 1995) is currently due and payable. At December 31, 1995, the Company had a negative net worth of $14,244. The Company does not have the ability to pay the Notes nor has it been able to obtain additional financing to enable it to pay or restructure the Notes.

         For the past nine months, the Company has sought out and explored various proposals to obtain additional financing, to combine the Company's operations with other companies by merger or consolidation or to sell the Company's operations. None of those proposals (other than the proposed Asset
Sale) came to fruition.

         The Company is in the process of obtaining the agreement of the Noteholders to tender the Notes for cancellation in exchange for the Parlux Stock and 608,350 additional shares (the "Company Shares") of the Company's common stock. The Company will proceed with the proposed exchange and Asset Sale only if it receives the agreement of Noteholders holding at least $5,001,750 aggregate principal amount (approximately 97% of the principal amount outstanding) of the Notes (the "Requisite Consent of Noteholders").

         Subject to obtaining the Requisite Consent of Noteholders, the Company proposes to complete the Asset Sale in accordance with the terms of the Asset Purchase Agreement and simultaneously therewith, to deliver the Parlux Stock and the Company Shares to Noteholders in full satisfaction of all of the Company's obligations under the Notes. The benefit to the Company's stockholders of this arrangement is to preserve some value for the Company's stockholders. Immediately upon completion of the Asset Sale, the stockholders will own stock in a publicly-held corporation with approximately $750,000 in liquid assets and no known liabilities other than those accruing for current expenses. Such a publicly-held corporation could be used by the stockholders as an acquisition vehicle in the future. As such an acquisition vehicle, the Company will be free to investigate businesses of essentially any kind or nature, including but not limited to, finance, technology, manufacturing, service, research and development, healthcare, communications, insurance or transportation. The Company has not chosen (nor will it choose prior to the completion of the Asset
Sale) any particular area of business in which it may propose to engage and has not conducted any market studies with respect to any business, property or industry. Nothing contained herein is, nor shall it be deemed to be, a representation regarding the viability of the Company after consummation of the Asset Sale or of the availability, viability or success of any subsequent acquisition or the results of operations of the Company in connection with such subsequent acquisition or business venture.

         In order to make the Company more attractive as an acquisition vehicle and to reduce the impact on the Company and the other stockholders of the issuance of the Company Shares, simultaneously with the completion of the Asset Sale and the satisfaction of the Notes, the Company's President and largest stockholder, Richard Barrie, has agreed to contribute to the Company's capital 377,400 shares of the Company's common stock held by him.

         The Board of Directors believes that the only alternative to the proposed Asset Sale would be a voluntary filing under the United States Bankruptcy Code. The Company believes that in a bankruptcy proceeding, the stockholders' equity interest in the Company would be eliminated.

Vote Required and Recommendation of the Board of Directors

         The affirmative vote of stockholders holding at least a majority of the outstanding common stock is required for approval of the Asset Sale. Under applicable law, for purposes of determining whether the proposal received the requisite number of votes, abstentions and broker non-votes will not be counted and will have the same effect as a vote against the proposal. The Company's officers, directors and nominees for director, and Mr. Anthony Silverman, a beneficial owner of more than 5% of the Company's outstanding common stock, have indicated that they will vote all of the shares held by them in favor of the Asset Sale. See the information set forth under the caption "Voting Securities."

         The Board of Directors unanimously recommends that the stockholders vote FOR approval of the Asset Sale.

Absence of Appraisal Rights

         Nevada law governs stockholders' rights in connection with the Asset Sale. Under the applicable provisions of the Nevada General Corporation Law, the Company's stockholders will have no right in connection with the Asset Sale to dissent and seek appraisal of their shares of the Company's common stock.

Background

         On November 1, 1995, the Company and Parlux signed a letter of intent under which Parlux would purchase virtually all of the assets (the "Acquired Assets") of the Company and would assume virtually all of the liabilities of the Company, expressly excluding the Company's obligations under the Notes. The purchase price for the Acquired Assets is 370,000 shares (the "Parlux Shares") of Parlux common stock (giving effect to a two-for-one stock split effected by Parlux after executing the letter of intent), and $750,000 in cash. On October 31, 1995, the high and low sale prices of Parlux common stock on the Nasdaq National Market were $8.1875 and $8.00, respectively (giving effect to the two-for-one stock split effected by Parlux). The high, low and closing sale prices for the Company's common stock on the Pacific Stock Exchange on the same date were each $0.25. On March 13, 1996, the closing sale prices for Parlux common stock on the Nasdaq National Market and for the Company's common stock on the Pacific Stock Exchange were $___________ and $____________, respectively.

Information Concerning Parlux

         Parlux was incorporated in Delaware in 1984 and is engaged in the creation, design, manufacture, distribution and sale of prestige fragrances and beauty related products marketed primarily through specialty stores and national department stores. Parlux's principal products are fragrances. The fragrance market is generally divided into a prestige segment (distributed primarily through department and specialty stores) and a mass market segment. Parlux's products are positioned primarily in the prestige segment. Each fragrance is distributed in a variety of sizes and packaging. Each fragrance line also may be complemented by beauty-related products such as soaps, deodorants, body lotions, cremes and dusting powders. Parlux's basic products generally retail at prices ranging from $20 to $300 per item. Additionally, Parlux manufactures and distributes certain brands through Perfumania Inc., an affiliated national chain which is a leading specialty retailer of fragrances. Currently, Parlux engages in the manufacture (through subcontractors), distribution and sale of PERRY
ELLIS, FRED HAYMAN BEVERLY HILLS, TODD OLDHAM, VICKY TIEL and PHANTOM OF THE OPERA fragrances and grooming items on an exclusive worldwide basis, as a licensee. The principal executive offices of Parlux are located at 650 S.W. 16th Terrace, Pompano Beach, Florida 33069 and its telephone number is (305) 946-7700.

Information Concerning the Company

         Information concerning the Company, including the Company's Financial Statements for the fiscal year ended June 30, 1995 and for the fiscal quarters ended September 30, 1995 and December 31, 1995 and the Management's Discussion and Analysis with respect to such periods, is incorporated herein by reference to the Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1995 and the Quarterly Reports on Form 10-QSB for the fiscal quarters ended September 30, 1995 and December 31, 1995. Copies of each of which are being mailed to the stockholders of the Company with this Proxy Statement.

Accounting Treatment and Certain Federal Income Tax Consideration

         The Asset Sale will be treated as a sale for accounting purposes.

         The following summary describes the principal federal income tax considerations applicable to the Company and those Noteholders who tender the Notes for cancellation in exchange for the Parlux Stock and Company Shares. Such summary is based upon current provisions of the Internal Revenue Code (the "Code") and administrative interpretations thereof, which are subject to change. Moreover, substantial uncertainties exist with respect to various tax consequences of the proposed exchange, and no ruling has been or will be requested from the Internal Revenue Service (the "Service")
on any tax matter concerning the proposed exchange. Accordingly, no absolute assurances can be given with respect to certain federal income tax consequences of the proposed exchange. In addition, the discussion below does not address the state, local or foreign tax consequences that may result from the proposed exchange of the Notes, nor does it deal with taxpayers subject to special treatment under the federal income tax laws (such as foreign persons, life insurance companies, tax-exempt organizations, and taxpayers subject to alternative minimum tax).

         Consequences to the Company of the Asset Sale. The Company will recognize gain or loss upon the sale of virtually all of the Company's assets to Parlux measured by the difference between (i) the aggregate of the $750,000 in cash and the market value of 370,000 shares of Parlux Stock received by the Company plus the liabilities assumed by Parlux and (ii) the adjusted tax basis to the Company of the assets sold. The Company believes that it will recognize a loss on this sale.

         Consequences to the Company of the Proposed Exchange with the Noteholders. Completion of the exchange of Notes for Parlux Stock and Company Shares will reduce the amount of the Company's outstanding indebtedness. Under the proposed exchange, the Company proposes to deliver property having a value of approximately $3,381,000 in reduction of $5,718,655 principal and accrued interest due under the Notes as of December 31, 1995. A debtor generally realizes income for federal income tax purposes when its debt is canceled in exchange for an amount less than the adjusted issue price of the debt. The cancellation of debt resulting from the exchange of Notes may therefore be approximately $2,338,000. Under the Code, however, income will not be recognized as a result of a cancellation of indebtedness to the extent the amount of debt canceled does not exceed the amount by which the debtor is insolvent. "Insolvency" is defined for this purpose as the excess of the debtor's liabilities over the fair market value of its assets immediately before the cancellation of indebtedness. It appears from the Company's December 31,1995 pro forma balance sheet that it is insolvent to the extent of approximately
$1,760,000 and that to this extent, the Company should be able to avoid recognition of taxation income from the cancellation of indebtedness. The excess $578,000 of cancellation of indebtedness income would likely be offset by the Company's available net operating loss carryforward for purposes of the regular income tax. The Company at present has available approximately $6,500,000 of net operating loss carryovers for Federal income tax purposes. The Company's remaining net operating loss carryforward would have to be reduced by an amount equal to the amount of cancellation of indebtedness income not being recognized because of the insolvency rule.

         Consequences to the Noteholders of Proposed Exchange with the Noteholders. The proposed exchange of Notes for Parlux Stock and Company Shares is to be treated as a taxable exchange under Code Sec. 1001(a). A Noteholder will recognize gain or loss upon the exchange of Notes measured by the difference between (i) the fair market value of Parlux Stock and Company Shares received and (ii) the Noteholder's tax basis in the Notes. Under the proposed exchange the Company proposes to deliver 1,400 shares of Parlux Stock and 2,300 shares of Company Shares for each $19,500 principal amount Note outstanding. At December 31, 1995 the market value of each share of Parlux Stock was $8.875 and each share of Company common stock was $.15625. If the exchange had taken place on that date, a holder of a $19,500 principal amount Note would have received Parlux Stock and Company Shares having an aggregate market value of $12,784.38.

         Any such gain or loss will generally be long-term capital gain or loss, provided the Notes have been held for more than one year and were capital assets in the hands of the Noteholder. No part of the property being received in exchange should be treated as attributable to accrued but unpaid interest. As the Notes were issued with a maturity date of less than three years they do not constitute "securities" and the exchange does not qualify as a tax-free recapitalization.

         The Noteholders' tax bases in the Parlux Stock and Company Shares received will be their respective fair market value, and the holding period will begin, on the day the Notes are exchanged.

Pro Forma Financial Information

         The following table sets forth the Company's unaudited balance sheet at December 31, 1995, pro forma to reflect the Asset Sale, and as further adjusted to reflect the simultaneous exchange of the Parlux Stock and the Company Shares with the Noteholders in full satisfaction of the Company's obligations under the Notes.


                                                                                                 December 31, 1995
                                                                                                    (unaudited)

                                                                                                                            As
                                                                                    Actual          Pro Forma(3)        Adjusted(4)
ASSETS

Current Assets:
  Cash and Cash Equivalents ...............................................       $   466,014        $   750,000        $   747,336
  Account Receivable ......................................................         1,521,149               --                 --
  Inventory and Promotional Merchandise ...................................         2,324,730               --                 --
  Other Current Assets ....................................................           199,996               --                 --
  Investment in Marketable Securities(1) ..................................              --            3,283,750
                                                                                                     -----------        -----------
    Total Current Assets ..................................................         4,511,889          4,033,750            747,338

  Fixed Assets, Net .......................................................         1,040,358               --                 --
  Debt Issuance Cost, Net .................................................             6,302               --                 --
  Other Long Term Assets ..................................................         1,825,404               --                 --
                                                                                  -----------        -----------        -----------
    Total Assets ..........................................................       $ 7,383,953        $ 4,033,750        $   747,338
                                                                                  ===========        ===========        ===========

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities:
  Convertible Notes Payable ...............................................       $ 5,157,750        $ 5,157,750        $      --
  Accounts Payable(5) .....................................................           573,676             75,000             75,000
  Accrued Expenses(2) .....................................................         1,666,771            560,905               --
                                                                                  -----------        -----------        -----------
    Total Liabilities .....................................................         7,398,197          5,793,655             75,000
                                                                                  -----------        -----------        -----------

Stockholders' Equity (Deficit):
  Preferred Stock, 0.01 par value, 10,000,000 shares ......................              --                 --                 --
    authorized, no shares outstanding
  Common Stock, $0.005 par value, 16,666,667 shares .......................            22,097             22,097             23,252
    authorized, 4,419,548 (Actual and Pro Forma) and
    4,650,498 (as adjusted) issued and outstanding
  Additional Paid-In Capital ..............................................         6,982,738          6,982,738          7,076,638
  Accumulated Deficit .....................................................        (7,019,079)        (8,764,740)        (6,427,552)
                                                                                  -----------        -----------        -----------
    Total Stockholders' Equity (Deficit) ..................................           (14,244)        (1,759,905)           672,338
                                                                                  -----------        -----------        -----------
      Total Liabilities and Stockholders' Equity (Deficit) ................       $ 7,383,953        $ 4,033,750        $   747,338
                                                                                  ===========        ===========        ===========


----------------------------

(1)      Represents common stock of Parlux Stock for Pro Forma purposes only.

(2) Includes accrued interest at December 31, 1995 on Notes of $560,905 actual and for pro forma purposes.

(3) Pro forma to reflect the sale of virtually all assets to, and assumption of virtually all liabilities by, Parlux in exchange for 370,000 shares of Parlux common stock (valued at $8.875 per share, the per share market price of the Parlux common stock on December 31, 1995) and $750,000 in cash.

(4) As adjusted to reflect the distribution of 370,300 shares of Parlux Stock and 608,350 shares of the Company's common stock to the Noteholders in payment of $3,381,468 of principal and interest due (of which $3,286,413 is attributable to the Parlux Stock and $95,055 is attributable to the Company Shares) and in settlement and extinguishment of the remaining $2,337,187 principal and interest due at December 31, 1995. Assumes exchange of all outstanding Notes for Parlux Stock and Company Shares. Also adjusted to reflect (i) the purchase of an

                                                                7



         additional 300 shares of Parlux common stock to effect the proposed exchange of all the Notes and (ii) the contribution by Richard Barrie of 377,400 shares of the Company's common stock to the capital of the Company. The Asset Purchase Agreement requires, as an express condition to the completion of the transaction contemplated thereby, the exchange of not less than $5,001,750 aggregate principal amount of Notes (approximately 97% of the principal amount outstanding). As a result, up to $156,000 principal amount of Notes may remain outstanding after the completion of the exchange which would remain an obligation and liability of the Company, the Company would continue to hold a portion of the Parlux Stock and the Company would issue fewer Company Shares. The closing prices for Parlux common stock on the Nasdaq National Market and of the Company's common stock on the Pacific Stock Exchange on December 31, 1995 were $8.875 and $0.15625, respectively.

(5) Pro forma and as adjusted accrual for expenses of the transaction and other costs.


Summary of the Terms of the Asset Purchase Agreement

         On January 31, 1996, the Company and Parlux entered into the Asset Purchase Agreement. Set forth below is a summary of the material terms of that agreement.

         Assets to be Sold. The Company proposes to sell to Parlux virtually all of the assets, properties and rights owned by the Company or in which the Company has any right or interest (the "Sold Assets"), but excluding (i) corporate accounting journals and corporate books of account comprising the Company's permanent accounting and tax records, (ii) contracts which are not assignable without the waiver or consent of another party whose waiver or consent is not obtained prior to the closing (the "Closing") of the Asset Sale,
(iii) all corporate documents relating to the legal or financial structure of the Company, and (iv) the rights of the Company under the Asset Purchase Agreement and the agreements executed in connection therewith (collectively, the "Excluded Assets").

         Liabilities to be Assumed by Parlux. Parlux has agreed to assume only the following liabilities (the "Assumed Liabilities") of the Company: (i) liabilities under certain leases for periods from and after the Closing; (ii) liabilities of the Company set forth on the Company's balance sheet ("Balance Sheet") dated September 30, 1995 (but expressly excluding any liability with respect to the Notes) to the extent such liabilities exist on the date of the Closing (the "Closing Date"); (iii) additional liabilities of the Company of the types reflected on the Balance Sheet as the same may arise in the ordinary course of business between September 30, 1995 and the Closing Date and which are reflected on a balance sheet dated as of the Closing Date; and (iv) all obligations under contracts, customer orders, purchase orders, and other agreements and commitments that are included in the Acquired Assets.

         Liabilities Not to Be Assumed by Parlux. Parlux has agreed to assume only those liabilities described above under the caption "Liabilities to be Assumed by Parlux." Pursuant to the Asset Purchase Agreement Parlux is expressly not assuming the following liabilities of the Company: (i) any liability with respect to the Notes or the Noteholders; (ii) liabilities and obligations to the Company's employees; (iii) legal, accounting and other fees, taxes and other expenses incurred in connection with the Asset Sale; (iv) taxes (other than income taxes) for periods prior to the Closing Date and income taxes, for all periods; (v) liabilities and obligations with respect to the Excluded Assets; and (vi) liabilities and obligations arising from pending or threatened litigation or claims against the Company (collectively, the "Excluded Liabilities").

         Purchase Price. In consideration of the acquisition by Parlux of the Acquired Assets, Parlux will deliver to the Company at the Closing (i) $750,000 in cash and (ii) 370,000 shares of Parlux common stock registered, at the Company's direction, in the names of the Noteholders, in connection with the Company's satisfaction of the Notes.

         Anticipated Closing Date.  April 30, 1996

         Conditions to Closing. The consummation of the Asset Sale is subject to the approval of (i) the Company's stockholders holding a majority of the Company's outstanding common stock, (ii) Noteholders holding not less than $5,001,750 in aggregate principal amount of the Notes (approximately 97% of the outstanding principal amount of Notes), and (iii) the consent of the Company's landlord to the assignment to Parlux of the Company's lease of the Company's facility in Orange, Connecticut.

         Covenant Not to Compete. Pursuant to the terms of the Asset Purchase Agreement the Company agrees for a period of seven years not to engage in the manufacture or sale, or licensing for manufacture or sale, in the United States or any foreign country, of any of the Acquired Assets.

         Indemnification. The Company will indemnify, defend and hold harmless Parlux with respect to claims caused by or arising from (i) any misrepresentation, breach of warranty and breach of any term or provision of the Asset Purchase Agreement to a maximum amount of $3,700,000, provided such claim is made in writing within two years after the Closing, (ii) any Excluded Liabilities, or (iii) relating to liabilities arising from the operation of the Company's business prior to the Closing of the Asset Sale.

         Parlux will indemnify, defend, and hold harmless the Company with respect to claims caused by or arising from (i) any misrepresentation, breach of warranty and breach of any term or provision of the Asset Purchase Agreement, provided such claim is made in writing within two years after the Closing, (ii) any Assumed Liabilities, or (iii) any liability arising from the operation of the business of the Company by Parlux after the Closing.

         No indemnification rights are enforceable by either party until the aggregate amount of claims subject to such rights in favor of such party exceeds $10,000, whereupon the entire amount of such claims (including the first $10,000) shall be enforceable in full.

         Employment Agreements. In connection with the Asset Sale, Parlux will enter into employment agreements with each of Messrs. Barrie, Buvel, Stein and Mahoney, each of whom are currently executive officers of the Company. The description of the employment agreements of each of these individuals with Parlux is set forth under the caption "Interests of Certain Persons in the Asset Sale."

         Registration Rights Agreement. In connection with the Asset Sale, Parlux has agreed to execute a Registration Rights Agreement in favor of the persons receiving the Parlux common stock delivered in connection with the Asset Sale. Pursuant to the terms of the Registration Rights Agreement and subject to certain limitations set forth therein, Parlux agrees to use its best efforts to register the Parlux Stock under the Securities Act of 1933, as amended (the "Act"), on demand by the holders thereof and at any time Parlux proposes to register any of its equity securities under the Act. Parlux has agreed to pay the costs and expenses incurred in connection with the registration of the Parlux Stock in accordance with the terms of the Registration Rights Agreement.

         Letter Agreement. Pursuant to the terms of a letter agreement between the Company and Parlux, Parlux has agreed to permit Messrs. Barrie and Buvel to provide certain services to the Company after completion of the Asset Sale. Pursuant to the letter agreement, Messrs. Barrie and Buvel are permitted and directed to devote a reasonable amount of time and take such reasonable actions as may be required (i) to fulfill the Company's obligations under the terms of the Asset Purchase Agreement, (ii) to assist the Company in completing certain financial statements and the audits relating thereto, and (iii) to assist the Company in meeting its reporting requirements under the Exchange Act.

Satisfaction of the Notes.

           The Notes are in default and full payment of the principal and interest thereon has been accelerated in accordance with the terms of the Notes. As of December 31, 1995, the total amount of principal and accrued interest under the Notes was $5,718,655, all of which is currently due and payable. Interest is accruing at the default rate of 15% per annum. The total amount of principal and accrued interest through April 30, 1996, the anticipated closing date of the Asset Sale, will be $5,978,692.

         The Company failed to pay an interest payment of $257,887 due under the Notes on July 15, 1995. On or about October 11, 1995 (the "Acceleration Date"), the Noteholders demanded accelerated payment of the Notes in accordance with the terms thereof.

         Simultaneously with the completion of the Asset Sale, the Company proposes to exchange 1,400 shares of Parlux Stock and 2,300 shares of the Company's common stock for each $19,500 principal amount Note outstanding, in full satisfaction of all of the Company's obligations under the Notes. The Company's proposal for the satisfaction of the Notes will be submitted to the Noteholders for their consent. The Company will not proceed with the proposal to satisfy the Notes unless the consent of Noteholders holding not less than $5,001,750 in aggregate principal amount of the Notes (approximately 97% of the outstanding principal amount of the Notes) grant their consent (the "Requisite Consent of Noteholders"). If the Requisite Consent of Noteholders is obtained, any Note not tendered for satisfaction will continue to be an obligation and liability of the Company. As of April 30, 1996, the anticipated Closing Date, the maximum aggregate principal amount plus interest accrued thereon payable to all such non-consenting Noteholders would be $180,830.

Interests of Certain Persons in the Asset Sale

         In connection with the Asset Sale, Parlux will enter into employment agreements with each of Messrs. Barrie, Buvel, Stein and Mahoney, each of whom are currently executive officers of the Company. A summary of the terms of those agreements are set forth below:

         Richard Barrie: Mr. Barrie will be employed by Parlux in the capacity of President of U.S. Operations for an initial term ending on March 31, 1999. Mr. Barrie's employment with Parlux will automatically renew for an additional three-year term unless notice of non-renewal is given by either party at least six months prior to the expiration of the initial term. Mr. Barrie's salary will be $241,400 per annum for the period ending March 31, 1997 and will be adjusted each year thereafter to take account of any increase in the cost of living. Mr. Barrie will receive non-qualified stock options to purchase 180,000 shares of Parlux common stock at an exercise price of $6.875 per share, the closing price of the stock on the date the employment agreement was executed. The options become exercisable at the rate of 60,000 shares each on March 31, 1997, 1998 and 1999 and remain exercisable for ten years from the date of grant. Parlux has also agreed to continue to pay the premium on the Company's "split-dollar" life insurance policy on Mr. Barrie's life. Upon the termination of Mr. Barrie's employment for any reason, Parlux will assign and transfer to Mr. Barrie all right, title and interest in and to the name "Richard Barrie Fragrances" and any and all derivations thereof.

         Joseph Buvel: Mr. Buvel will be employed by Parlux in the capacity of Vice President - Finance for U.S. Operations for an initial term ending on March 31, 1999. Mr. Buvel's employment with Parlux will automatically renew for an additional one-year term unless notice of non-renewal is given by either party at least three months prior to the expiration of the initial term. Mr. Buvel's salary will be $94,200 per annum for the period ending March 31, 1997 with such increases thereafter as may be determined by the Chief Financial Officer of Parlux. Mr. Buvel will receive non-qualified stock options to purchase 10,000 shares of Parlux common stock at an exercise price of $6.875 per share, the closing price of the stock on the date the employment agreement was executed. The options become exercisable at the rate of 3,333 shares each on March 31, 1997 and 1998 and 3,334 on March 31, 1999. The stock options remain exercisable for ten years from the date of grant.

         Leo Mahoney: Mr. Mahoney will be employed by Parlux in the capacity of Vice President - Distribution for U.S. Operations for an initial term ending on March 31, 1999. Mr. Mahoney's employment with Parlux will automatically renew for an additional one-year term unless notice of non-renewal is given by either party at least three months prior to the expiration of the initial term. Mr. Mahoney's salary will be $99,900 per year for the period ending March 31, 1997 with such increases thereafter as may be determined by the Vice President - Operations of Parlux. Mr. Mahoney will receive non-qualified stock options to purchase 10,000 shares of Parlux common stock at an exercise price of $6.875 per share, the closing price of the stock on the date the employment agreement was executed. The options become exercisable at the rate of 3,333 shares each on March 31, 1997 and 1998 and 3,334 on March 31, 1999. The stock options remain exercisable for ten years from the date of grant.

         Ronald Stein: Mr. Stein will be employed by Parlux in the capacity of Vice President - Sales for U.S. Operations for an initial term ending on March 31, 1999. Mr. Stein's employment with Parlux will automatically renew for an additional one-year term unless notice of non-renewal is given by either party at least three months prior to the expiration of the initial term. Mr. Stein's salary will be $100,900 per year for the period ending March 31, 1997 with such increases thereafter as may be determined by the President of U.S. Operations of Parlux. Mr. Stein will receive non-qualified stock options to purchase 10,000 shares of Parlux common stock at an exercise price of $6.875 per share, the closing price of the stock on the date the employment agreement was executed. The options become exercisable at the rate of 3,333 shares each on March 31, 1997 and 1998 and 3,334 on March 31, 1999. The stock options remain exercisable for ten years from the date of grant.

     Stephen T. Meadow: Mr. Meadow, a nominee for director, is the holder of $39,000 principal amount of Notes. Subject to and after the consummation of the Asset Sale, Mr. Meadow will be engaged by the Company as its President and Chief Executive Officer pursuant to a consulting agreement under which Mr. Meadow will receive a consulting fee of $2,500 per month.

     Wayne Stern: Dr. Stern, a nominee for director, is the beneficial owner of $156,000 principal amount of Notes.

Certain Transactions Between the Company and Parlux.

         Since fiscal 1994, the Company has performed certain production and filling services for Parlux. Services are provided on the basis of purchase orders submitted by Parlux and accepted by the Company. For the fiscal years ended June 30, 1994 and 1995 the total amounts billed to Parlux under the P&F Agreement were $35,573 and $221,821, respectively.

         By letter agreement dated January 4, 1996, the Company entered into a Warehousing and Distribution Agreement (the "W&D Agreement") with Parlux. Pursuant to the W&D Agreement, the Company provides certain warehousing and distribution services to Parlux with respect to Parlux products located at the Company's facility in Orange, Connecticut. Pursuant to the W&D Agreement, the Company also provides Parlux with an office and certain furniture, fixtures and office equipment to enable Parlux to perform certain functions required of it under the terms of the W&D Agreement. In consideration for its services and the use of its facilities under the W&D Agreement, the Company receives three percent (3%) of the gross sales of Parlux products shipped from the Company's facility. The W&D Agreement has an initial term of one year and continual renewal options of two years each.

         The Company's obligations under both the P&F Agreement and the W&D Agreement will terminate upon the consummation of the Asset Sale.

Consents and Approvals of Federal and State Regulatory Agencies.

         There are no Federal or State regulatory requirements which must be complied with nor is the approval of any such regulatory agency required to be obtained in connection with the Asset Sale.

        PROPOSAL II: AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION

         Pursuant to the terms of the Asset Purchase Agreement, the Company has agreed to change its name effective on, or as soon as practicable after, the Closing Date to a new name which does not include the term "Richard Barrie Fragrances" or any variation thereof or similar name and which otherwise is not likely to be confused with the Company's present name, in order to make the Company's present name available to Parlux. As a result, the Board of Directors has unanimously declared it advisable and recommends that the Company's Articles of Incorporation be amended to change the name of the Company, subject to and contingent upon completion of the Asset Sale, from "Richard Barrie Fragrances, Inc." to "FBR Capital Corporation."

         If the proposed amendment to the Company's Articles of Incorporation is approved by the stockholders and the Asset Sale is completed, such amendment will become effective upon the filing with the Secretary of State of the State of Nevada of an Amendment to the Articles of Incorporation.

Vote Required and Recommendation of the Board of Directors

         The attendance at the meeting and the affirmative vote of stockholders holding a majority of the Company's outstanding common stock is required for adoption of this Proposal II. Under applicable law, abstentions and broker non-votes will not be counted and will have the same effect as a vote against the proposal.

         The Board of Directors recommends that you vote FOR the proposal to amend the Company's Articles of Incorporation to effect a change in the Company's name to FBR Capital Corporation, to become effective as soon as practicable after completion of the Asset Sale.

                       PROPOSAL III: ELECTION OF DIRECTORS

         Immediately after the completion of the Asset Sale each of the Company's current directors will resign their position, and the Board of Directors shall be reconstituted to consist of the two directors elected at the meeting. At the meeting, two directors are to be elected to take office immediately after the consummation of the Asset Sale and to serve as such until the next Annual Meeting of Stockholders and until their respective successors are elected and qualified. The proxies given pursuant to this solicitation will be voted for the two nominees -- Stephen T. Meadow and Wayne Stern -- unless authority is withheld. Should a nominee become unavailable for any reason, the proxies will be voted for an alternative nominee to be determined by the persons named in the proxy. The Board of Directors has no reason to believe that any nominee will be unavailable. Proxies cannot be voted for a greater number of persons than the number of nominees named. Assuming the presence of a quorum, the directors shall be elected by a plurality of the votes cast at the meeting with respect to the election of directors. "Plurality" means that the individuals who receive the largest number of votes cast "For" are elected as directors up to the maximum number of directors to be elected. Consequently, any shares not voted "For" a particular director (whether as a result of a direction to withhold authority or a broker non- vote) will not be counted in such director's favor.

Information Concerning Directors, Nominees for Director and Executive Officers

         Nominees for Director and Proposed Executive Officer


Name                           Age            Position

Stephen T. Meadow              68            Nominee for Director and
                                              Proposed President and
                                              Chief Executive Officer

Wayne Stern                    52            Nominee for Director


         Current Directors and Executive Officers


Name                           Age            Position

Lynn Barrie                    48            Director and Secretary
Richard Barrie                 53            Director, President and
                                               Chief Executive Officer
Arch Nadler                    71            Director
Peter T. Pochna                54            Director
Joseph Buvel                   34            Vice President - Finance,
                                              Treasurer and Chief
                                              Financial Officer
Leo Mahoney                    48            Vice President - Operations
Ronald Stein                   53            Vice President - Sales


       Officers are elected annually by the Board of Directors and serve at the discretion of the Board.

       Stephen T. Meadow has been nominated for election as a director of the Company at the Special Meeting to take office immediately after the completion of the Asset Sale. Since 1962, Mr. Meadow has been an attorney in the private practice of law specializing in the field of corporate and securities law.

     Wayne Stern has been nominated for election as a director of the Company at the Special Meeting to take office immediately after the completion of the Asset Sale. Dr. Stern is a medical doctor. Since 1974, Dr. Stern has been the president of and conducts his medical practice in pulmonary medicine through the Minnesota Lung Center, Ltd. in Minneapolis, Minnesota. He has been a consultant in respiratory care to a number of Minneapolis hospitals and organizations. Since 1984, he has been a founder and director of Special Medical Services, Inc., a home health care company in Minneapolis, Minnesota. In June 1990, he was one of the founders and remains a director of Reno Air, Inc., a domestic airline -- serving on the Executive and Strategic Planning Committees. Dr. Stern graduated from the Massachusetts Institute of Technology with a B.S. in Electrical Engineering. He received his M.D. from the University of Rochester (New York).

     Mrs. Barrie has served as Secretary and as a director of the Company since its inception in 1988. From 1986 to 1988, Mrs. Barrie was a Vice President and principal of Richard Barrie Enterprises, a consulting company specializing in the cosmetics and toiletries industry and, since 1981, has been a homemaker. Mrs. Barrie is the wife of Richard Barrie.

       Mr. Barrie has served as President and chief executive officer and as a director of the Company since its inception in 1988. From 1986 to 1988, Mr. Barrie was President and a principal of Richard Barrie Enterprises, a consulting company specializing in the cosmetics and toiletries industry. From 1984 to 1986, Mr. Barrie was employed or retained in a consultant capacity by Carme International, Inc., a subsidiary of Carme, Inc., a manufacturer of natural health and beauty aids and a distributor of natural food and cosmetic products. From 1963 to 1984, Mr. Barrie was employed in various sales, marketing and executive capacities by Faberge Incorporated, serving as Senior Executive Vice President and Chief Operating Officer from 1980 to 1984, Executive Vice President -- Marketing and Sales from 1970 to 1980, Vice President of Marketing and Sales -- Retail and Salon Divisions from 1967 to 1970, Sales Manager -- Retail and Salon Divisions from 1966 to 1967, and in various sales positions from 1963 to 1966. In addition, Mr. Barrie served as member of Faberge's Board of Directors from 1970 to 1984. During Mr. Barrie's years at Faberge, he was involved in the development (including formulations, packaging, pricing, distribution and marketing) and introduction of many well known and successful product lines, including the BABE fragrance line, which in its first year became Faberge's largest selling women's fragrance worldwide. BABE received two awards from the Fragrance Foundation for its 1976 launch: Most Successful Introduction of a Women's Fragrance in Popular Distribution, and Best Advertising Campaign for Women's Fragrance. Mr. Barrie also supervised Faberge's introduction of the popular BRUT 33 toiletry line for Faberge. Mr. Barrie's role for this toiletry line included obtaining Joe Namath's endorsement and promotional assistance. In 1977, Mr. Barrie signed Farrah Fawcett to a promotional contract with Faberge for the Farrah Fawcett hair product and fragrance lines. Mr. Barrie also supervised the expansion of the Faberge Organics Hair Care line from a beauty salon line to a successful retail line. Mr. Barrie is the husband of Lynn Barrie. Effective immediately after the consummation of the Asset Sale, Mr. Barrie will resign from being a director, the President and Chief Executive Officer of the Company.

       Mr. Nadler became a director of the Company upon the completion of the Company's initial public offering in March 1989. Mr. Nadler has managed his private investments since retiring in December 1984 as Chairman of the Board and Chief Executive Officer of Nadler & Larimer Advertising Agency, an advertising agency with offices in New York and London, which he founded in 1962.

     Mr. Pochna became a director of the Company upon the completion of the Company's initial public offering in March 1989. Mr. Pochna has been a private investor and financial consultant to small businesses during the past five years.

       Mr. Buvel became Vice President - Finance, Treasurer and Chief Financial Officer of the Company in February 1994 after becoming employed by the Company in December 1993 following completion of the Company's transaction with Muelhens Inc., which manufactured and distributed fragrance, cosmetic and skin treatment products. From 1984 to December 1993, Mr. Buvel was employed by Muelhens Inc. in a variety of financial positions, the last two years serving as Chief Financial Officer.

       Mr. Mahoney became Vice President - Operations of the Company in February 1994 after becoming employed by the Company in December 1993 following completion of the Company's transaction with Muelhens Inc. From April 1991 to December 1993, Mr. Mahoney was Director of Operations of Muelhens Inc. From January 1990 to April 1991, Mr. Mahoney was Director of Operations for Telrepco Inc., which manufactured and repaired telephone equipment and personal computers, and from 1983 to March 1989, Mr. Mahoney was General Manager of the Repair Division of TIE Communications, Inc., which manufactured and distributed telephone equipment.

       Mr. Stein became Vice President - Sales of the Company in February 1994 after becoming employed by the Company in December 1993 following completion of the Company's transaction with Muelhens Inc. Prior thereto, Mr. Stein was the President of Contemporary Sales, Inc., a company he founded in 1973 and which served as a manufacturer's sales representative in the retail field.

       During the fiscal year ended June 30, 1995, the Company's Board of Directors held seven meetings. All directors were present for at least 75% of such meetings. The Company does not have a standing Compensation, Nominating or Audit Committee.

Compliance with Section 16(a) of the Exchange Act

       Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers, directors and persons who beneficially own more than ten percent of the Company's common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the Pacific Stock Exchange. These reporting persons also are required to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on its review of the copies of such forms furnished to it and representations that no other reports were required, the Company believes that all Section 16(a) reporting requirements were complied with during the fiscal year ended June 30, 1995.

Executive Compensation

       The following table sets forth information concerning compensation for fiscal 1995, 1994 and 1993 earned by or paid to the Company's chief executive officer and each other executive officer whose compensation exceeded $100,000 in fiscal 1995:

-----------------------------------------------------------------------------------------------------------------------------------
                           SUMMARY COMPENSATION TABLE
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                              Annual Compensation
                                                                    ---------------------------------------------------------------
                                                                                                                       Other Annual
                     Name and                                               Salary                Bonus              Compensation(1)
               Principal Occupation                       Year                ($)                  ($)                     ($)
-----------------------------------------------------------------------------------------------------------------------------------
                                                          1995              227,950                -0-                  1,922(2)
Richard Barrie,                                           1994              198,125               16,000               66,500(2)
  President and chief executive officer                   1993              150,000                -0-                  8,000(2)
-----------------------------------------------------------------------------------------------------------------------------------
                                                          1995              92,250                 -0-                 17,500(3)
Ronald Stein,                                             1994              48,750                 -0-                    -0-
  Vice President-Sales                                    1993                N/A                  N/A                    N/A
-----------------------------------------------------------------------------------------------------------------------------------

(1) The named executives routinely receive other benefits from the Company, the aggregate amounts of which during the years indicated did not exceed 10% of the salary and bonus set forth above.

(2) For fiscal 1995 represents the imputed economic benefit to the executive of premiums paid for a "split dollar" insurance policy (discussed below) insuring the life of the named executive officer. For fiscal 1994 and 1993, represents reimbursement for premiums paid on insurance policies insuring the life of the named executive officer for the benefit of his family. In fiscal 1994 also represents reimbursement of $58,500 in personal relocation expenses.

(3)    Represents reimbursement for personal relocation expenses.



Compensation Arrangements

       Chief Executive Officer. Through September 30, 1993, Richard Barrie was employed pursuant to an employment agreement providing for an annual salary of $150,000 and reimbursement (up to $8,000 per year) for the cost of private life insurance maintained by Mr. Barrie for the benefit of his family. Effective October 1, 1993, the Company entered into a new three-year employment agreement with Mr. Barrie pursuant to which he would be paid an annual salary of $180,000 per year, which increased to $225,000 effective December 15, 1994, following the Company's completion of its transaction with Muelhens Inc., with annual cost of living adjustments based upon the consumer price index. The agreement also provided for the Company to reimburse Mr. Barrie (up to $8,000 per year) for the cost of private life insurance through June 30, 1994. In August 1994 the Company purchased for Mr. Barrie a $6,000,000 "split dollar" insurance policy on his life, which provides a $3,000,000 "key man" death benefit payable to the Company and a $3,000,000 death benefit payable to Mr. Barrie's designated beneficiaries. The policy is structured to provide for repayment of the premiums to the Company upon the earlier of Mr. Barrie's death or attainment of the age of 67. The policy is further structured to provide Mr. Barrie with a retirement benefit from the cash surrender value of the policy.

       Directors. In September 1993, the Company adopted the Non-Employee Director Compensation Plan for all directors not employed by the Company. Pursuant to this Compensation Plan, on September 20, 1993, the four then non-employee directors of the Company -- Mrs. Barrie and Messrs. McEnany, Nadler and Pochna -- were each granted ten-year options to purchase 15,000 shares of common stock at an exercise price of $2.25 per share (the closing price of the common stock on the Pacific Stock Exchange on the date of the grant). All of the options are currently exercisable. On February 2, 1994, this Compensation Plan was amended to provide for payment of $500 to each non-employee director of the Company for each meeting attended. In February 1995, Patrick McEnany resigned from the Company's Board of Directors after several years of service. In consideration of his services to the Company, on February 21, 1995, the Company was authorized to amend the terms of the September 20, 1993 Stock Option Agreement with Mr. McEnany pursuant to which he was granted ten-year options to purchase 15,000 shares of common stock at an exercise price of $2.25 per share. Under the terms of the original agreement, such options were to expire immediately upon his resignation (with respect to options not then exercisable) or thirty days thereafter (with respect to options then exercisable). The amendment modified such terms to eliminate such expiration provision. In addition, the Company was authorized to grant "piggy-back" registration rights with respect to the shares of common stock issuable upon exercise of such options, such that these shares would be included in certain future registration statements filed by the Company under the Securities Act of 1933 without cost to Mr. McEnany. On April 17, 1995, the exercise price of the options held by Mrs. Barrie and Messrs. Nadler and Pochna (Mr. McEnany having resigned from the Board of Directors by that time) were reduced to $1.4375, the closing price of the Company's common stock on the Pacific Stock Exchange on such date.

       Option Grants to Executive Officers. On April 17, 1995, the Company granted ten-year options to purchase 25,000 shares of common stock at an exercise price of $1.4375 (the closing price of the common stock on the Pacific Stock Exchange on the date of grant) to Mr. Barrie and similar options to purchase 10,000 shares of common stock to each of Messrs. Buvel, Mahoney and Stein, Vice Presidents of the Company. Such options were to become exercisable as to 50% on each of the first and second anniversary dates of the grant. In October 1995, all of these options were voluntarily relinquished by the grantees.


Certain Relationships and Related Transactions.

       Stephen T. Meadow, a nominee for director, owns $39,000 principal amount of Notes. Mr. Meadow has advised the Company that he intends to consent to the proposed exchange of the Notes for Parlux Stock and Company Shares in full satisfaction of the Notes by him.

       Wayne Stern, a nominee for director, beneficially owns $156,000 principal amount of Notes. Dr. Stern has advised the Company that he intends to consent to the exchange of those Notes for Parlux Stock and Company Shares in full satisfaction of the Notes beneficially owned by him.

     See also the disclosure provided under the section heading "Executive Compensation."

                        SELECTION OF INDEPENDENT AUDITORS

               The Board of Directors has selected the independent accounting firm of Arthur Andersen LLP as the auditors of the Company for the fiscal year ending June 30, 1996. A representative of Arthur Andersen LLP, the auditors of the Company for the fiscal year ended June 30, 1995, is expected to be present at the meeting. The representative will have the opportunity to make a statement and will be available to respond to appropriate questions from stockholders.


                           1996 STOCKHOLDER PROPOSALS

               In order for stockholder proposals for the 1996 Annual Meeting of Stockholders to be eligible for inclusion in the Company's Proxy Statement, they must be received by the Company at its principal office in Orange, Connecticut not later than August 30, 1996.

                                  OTHER MATTERS

               The Board of Directors knows of no matter which will be presented for consideration at the meeting other than the matters referred to in this Proxy Statement. Should any other matter properly come before the meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their best judgment.


                             SOLICITATION OF PROXIES

               Solicitation of proxies is being made by the Company through the mail, in person and by telecommunications. The cost thereof will be borne by the Company. The Company will also request brokers, dealers, banks and their nominees to solicit proxies from their clients, where appropriate, and will reimburse them for reasonable expenses related thereto.



                                               Lynn Barrie, Secretary



Orange, Connecticut
March 18, 1996

                     RICHARD BARRIE FRAGRANCES, INC. - PROXY
                  Solicited on Behalf of the Board Of Directors

                                     PROXY

         The undersigned hereby appoints LYNN BARRIE, RICHARD BARRIE and PETER POCHNA (each with full power to act without the others and with power to appoint his or her substitute) as the undersigned's proxies to vote all shares of Common Stock of the undersigned in RICHARD BARRIE FRAGRANCES, INC. ("Company"), a Nevada corporation, which the undersigned would be entitled to vote at the Special Meeting of Stockholders of the Company to be held on Friday, April 26, 1996, at 11:00 a.m. and at any and all adjournments thereof as follows:

1. PROPOSAL TO APPROVAL THE SALE OF VIRTUALLY ALL OF THE COMPANY'S ASSETS TO PARLUX FRAGRANCES, INC.:

     |_| FOR     |_| AGAINST      |_| ABSTAIN


2.   PROPOSAL TO CHANGE THE COMPANY'S NAME TO FBR CAPITAL CORPORATION:

     |_| FOR     |_| AGAINST      |_| ABSTAIN

3.   ELECTION OF DIRECTORS

    FOR all nominees listed below       WITHHOLD AUTHORITY
   (except as marked to the contrary    to vote for all nominees listed
    below |_|                           below |_|


                         STEPHEN T. MEADOW, WAYNE STERN

                 (continued, and to be signed, on reverse side)




4. In their discretion upon such other business as may properly come before the meeting and any and all adjournments thereof.

         The shares of Common Stock represented by this proxy will be voted in accordance with the foregoing Instructions. In the absence of any instructions, such shares will be voted FOR the proposals in Items 1 and 2 and FOR the election of the nominees listed in Item 3.

         The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Stockholders to be held on April 26, 1996 and the Proxy Statement furnished therewith.

         The undersigned hereby revokes any proxy to vote shares of Common Stock of the Company heretofore given by the undersigned.




                                     Date _____________________________, 1996


                                     ----------------------------------------
                                      Signature


     Please date, sign exactly as name appears on this proxy, and promptly return in the enclosed envelope. When signing as guardian, executor, administrator, attorney, trustee, custodian, or in any other similar capacity, please give full title. If a corporation, sign in full corporate name by president or other authorized officer, giving title, and affix corporate seal. If a partnership, sign in partnership name by authorized person. In the case of joint ownership, each joint owner must sign.